                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                CURRENT REPORT*

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  APRIL 7, 1995
                                                  ................


                              GREAT FALLS BANCORP
 .................................................................
             (Exact name of registrant as specified in its charter)


NEW JERSEY                   0-14294           22-2545165
 .................................................................
(State or other            (Commission        (IRS Employer
jurisdiction of             File No.)      Identification No.)
incorporation)

55 UNION BOULEVARD, TOTOWA, NEW JERSEY               07512
 .................................................................
  (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code: 201-942-1111
                                                    ..............


                                     NONE
       .................................................................
         (Former name or former address, if changed since last report)



*This is an amended report. The original report with respect to this event was filed on or about April 20, 1995.

Item 2.   Acquisition or Disposition of Assets.
- -------   ------------------------------------

     On April 7, 1995, the Corporation consummated a Merger Agreement with Family First Federal Savings Bank, of Clifton, New Jersey ("Family First") relating to the merger ("Merger") of Family First into the Corporation's bank subsidiary, Great Falls Bank (the "Bank"). Family First had two offices for the conduct of banking. Such offices became branches of the Bank upon consummation of the Merger.

     The assets acquired in the Merger consisted of the following:

     a. Approximately $26.9 million in loans ($26.0 million net of unearned income and reserve for loan losses).

     b. Approximately $20.6 million in investments (primarily, approximately $12.0 million in taxable securities, net, and approximately $6.0 million in mortgage-backed securities, net).

     c. Approximately $4.0 million in non-earning assets (primarily, approximately $1.8 million in cash and due from banks, and approximately $1.2 million in real estate owned, net; also includes approximately $120,000 in fixed assets, net, consisting of equipment related to the conduct of Family First's banking business, which the Bank intends to continue to use in the newly-acquired branches).

     In connection with the Merger, the Bank also assumed approximately $50.0 million in liabilities, consisting primarily of approximately $49.6 million in deposits, of which approximately $43.2 million were interest-bearing and approximately $6.4 million were non-interest-bearing.

     The consideration paid by the Corporation in connection with the Merger was as follows: (1) the Corporation issued 156,645 shares of its common stock, $1.00 par value per share, to shareholders of Family First owning approximately 98% of Family First's outstanding stock; and (2) the Corporation paid cash in the aggregate amount of $30,022.50 to (a) the remaining shareholders of Family First who elected to receive cash rather than stock of the Corporation and (b) shareholders who received stock as cash in lieu of fractional shares. The cash was provided from the Corporation's working capital on hand.

     Pursuant to the formula for the conversion rate provided for in the Merger Agreement dated August 31, 1994, Family First shares were valued at $1.89 per share compared to the agreed value of $11.50 per share for the Corporation's stock. $1.89 was arrived at as the agreed base price of $1.85 for each share of Family First stock as of the end of Family First's most recently ended fiscal year, June 30, 1994, plus an adjustment for 133% of Family First's profits per share during the period July 1, 1994 through March 31, 1995 (the end of the calendar month preceding the closing of the transaction), less an adjustment which was agreed upon by the parties at the closing for a claim which was asserted against Family First by a third party.

Item 7.   Financial Statements and Exhibits.
- -------   ---------------------------------

     (a)  Financial Statements of Business Acquired.  The following financial
          -----------------------------------------
statement of Family First Federal Savings Bank are filed as a part of this report:

          Independent Auditors' Report

          Statements of Financial Condition
           at June 30, 1994 and 1993

          Statements of Operations for Each of the Years in the Two-Year Period Ended June 30, 1994

          Statements of Changes in Shareholders' Equity for
           Each of the Years in the Two-Year Period
           Ended June 30, 1994

          Statements of Cash Flows for Each of the Years in the Two-Year Period Ended June 30, 1994

          Notes to Financial Statements

          Statements of Condition at March 31, 1995 and 1994
           (unaudited)

          Statements of Income for the Nine-Month
           Periods Ended March 31, 1995 and 1994 (unaudited)

          Statements of Cash Flows for the Nine-Month
           Periods Ended March 31, 1995 and 1994 (unaudited)


     (b)  Pro Forma Financial Information.  The following pro forma financial
          -------------------------------
information is filed as a part of this report:

          Pro Forma Combined Condensed Statement of
           Condition (unaudited) as of March 31, 1995

          Pro Forma Combined Condensed Statement of Income
           (unaudited) for the Three Months Ended March 31, 1995

          Pro Forma Combined Condensed Statement of
           Income (unaudited) for the Year Ended December 31, 1994

          Notes to Pro Forma Combined Condensed Financial
           Statements

     (c)  Exhibits.
          --------

               Exhibit No.        Title
               -----------        -----

                 23.1             Consent of KPMG
                                  Peat Marwick LLP



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                  GREAT FALLS BANCORP
                                             ...............................
                                                     (Registrant)


Date:    June 20, 1995                       /s/ George E. Irwin
 ....................                    ...............................
                                                 (Signature)
                                                 GEORGE E. IRWIN
                                                 VICE PRESIDENT

                          Independent Auditors' Report


The Board of Directors
Family First Federal Savings Bank:


We have audited the accompanying statements of financial condition of Family First Federal Savings Bank (the Bank) as of June 30, 1994 and 1993, and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Family First Federal Savings Bank at June 30, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Bank will continue as a going concern. As discussed in note 1 to the financial statements, the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. These restrictions are based on an institution's FDICIA defined capital category and become increasingly more severe as an institution's capital category declines. At June 30, 1994, the Bank is categorized as "significantly undercapitalized." Because the Bank does not meet the minimum capital thresholds to be considered "adequately capitalized," it is subject to certain operating restrictions such as growth limitations, prohibitions on dividend payments, increased supervisory monitoring by the Office of Thrift Supervision (OTS), limitations on executive compensation, and restrictions on deposit interest rates. At June 30, 1994, the Bank has failed to comply with two of the three regulatory capital requirements (core and risk-based capital) imposed by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA). In addition, the Bank has continued to suffer recurring losses from operations. The Bank has filed a capital plan with the OTS outlining its plans for attaining the required levels of regulatory capital, but the plan has not yet been accepted by the OTS. Such plan includes an anticipated merger with another financial institution. Failure to meet the capital requirements exposes the Bank to possible regulatory sanctions, including restrictions on operations and growth, mandatory asset dispositions and regulatory takeover. This situation raises substantial doubt about the Bank's ability to continue as a going concern. The ability of the Bank to continue as a going concern is dependent upon many factors, including the consummation of the proposed merger described in note 1 to the financial statements, as well as regulatory action. Management's plans in regard to this situation are described in note 1 to the financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 2 to the financial statements, on June 30, 1993, the Bank changed its method of accounting for investment securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



                                             KPMG Peat Marwick LLP
Short Hills, New Jersey
September 20, 1994

                       FAMILY FIRST FEDERAL SAVINGS BANK
                       Statements of Financial Condition
                             June 30, 1994 and 1993

                                   ASSETS                                          1994          1993
- -----------------------------------------------------------------------------  ------------  ------------

Cash                                                                           $ 3,367,587   $ 2,758,510
Federal funds sold                                                               1,500,000     1,000,000
                                                                               -----------   -----------
          Total cash and cash equivalents                                        4,867,587     3,758,510
Time deposits and certificates of deposit                                          384,933       476,810
Securities available for sale (note 5)                                             828,509     3,568,368
Investment securities at amortized cost, estimated market value of $13,014,847 and $4,745,190 at June 30, 1994 and 1993,
     respectively (note 4)                                                      13,804,613     4,597,673
Mortgage-backed securities, net, estimated market value of $6,342,963
     and $4,716,939 at June 30, 1994 and 1993, respectively (note 4)             6,612,947     4,620,745
Loans receivable, net (notes 3 and 11)                                          26,660,167    29,859,883
Accrued interest receivable:
     Loans                                                                         252,692       262,524
     Investment securities                                                         234,637       124,134
     Mortgage-backed securities, net                                                53,585        57,726
Other real estate (note 3)                                                       1,348,148     2,363,091
Office properties and equipment, net (note 6)                                      188,853       340,508
Other assets                                                                       104,099        95,598
                                                                               -----------   -----------
                                                                               $55,340,770   $50,125,570
                                                                               ===========   ===========

                LIABILITIES AND SHAREHOLDERS' EQUITY
                -------------------------------------

Liabilities:
     Deposits (notes 7 and 11)                                                  53,595,727    47,221,917
     Advance payments by borrowers for taxes and insurance                         124,562        90,692
     Accrued expenses and other liabilities                                         75,657        78,267
                                                                               -----------   -----------
           Total liabilities                                                     3,795,946    47,390,876
                                                                               -----------   -----------

Shareholders' equity (notes 1 and 9):
     Common stock, $5 par value.  Authorized 2,000,000
        shares; issued 982,498 shares                                            4,912,490     4,912,490
     Additional paid-in capital                                                    812,198       814,914
     Accumulated deficit                                                        (3,954,478)   (3,055,669)
     Net unrealized holding (losses) gains on securities available for sale       (105,902)      185,159
     Less treasury stock, at cost - 13,200 shares in 1994 and
        13,500 shares in 1993                                                      119,484       122,200
                                                                               -----------   -----------
                                                                                 1,544,824     2,734,694
                                                                               -----------   -----------

Commitments and contingencies (notes 1, 3 and 11)                              $55,340,770   $50,125,570
                                                                               ===========   ===========

                 See accompanying notes to financial statements

                       FAMILY FIRST FEDERAL SAVINGS BANK
                            Statements of Operations
                       Years ended June 30, 1994 and 1993


                                                                      1994         1993
                                                                   -----------  -----------

Interest income:
     Mortgage loans                                                $1,622,905   $1,987,710
     Commercial loans                                                 238,508      226,595
     Other loans                                                      227,044      259,402
     Investment securities                                            927,073      685,644
     Mortgage-backed securities                                       482,008      429,634
                                                                   ----------   ----------
            Total interest income                                   3,497,538    3,588,985
Interest expense - deposits (note 7)                                1,690,790    2,085,925
                                                                   ----------   ----------
             Net interest income                                    1,806,748    1,503,060
Provision for loan losses (note 3)                                     89,000      215,000
                                                                   ----------   ----------
            Net interest income after provision for loan losses     1,717,748    1,288,060
                                                                   ----------   ----------

Other (expense) income:
     Service charges                                                  326,021      330,548
     Net gain on sale of investment securities                              -        3,719
     Net gain on sale of mortgage-backed securities                         -       43,718
     Net gain on sale of loans                                         16,581       83,545
     Branch closing expenses                                          (57,168)           -
                                                                   ----------   ----------
                                                                      285,434      461,530
                                                                   ----------   ----------

Operating expenses:
     Compensation, payroll taxes and fringe benefits                  797,930      771,872
     Occupancy expense, including depreciation and amortization       352,117      368,855
     Professional fees (note 11)                                      508,837      436,782
     Advertising and business promotion                                20,874       16,185
     Net cost of operations of real estate owned,
       including provision for losses of $525,830 in 1994
       and $79,000 in 1993                                            629,104       75,685
     Deposit insurance premiums                                       249,209      220,958
     Other operating expenses (note 10)                               343,920      314,375
                                                                   ----------   ----------
            Total operating expenses                                2,901,991    2,204,712
                                                                   ----------   ----------
            Net loss                                                 (898,809)    (455,122)
                                                                   ==========   ==========
Loss per common share:
     Weighted average shares outstanding                              969,253      968,998
                                                                   ==========   ==========
     Net loss                                                           ($.93)       ($.47)
                                                                   ==========   ==========





                See accompanying notes to financial statements.

                       FAMILY FIRST FEDERAL SAVINGS BANK
                 Statements of Changes in Shareholders' Equity
                       Years ended June 30, 1994 and 1993



                                                                                       Common Stock held
                                        Common Stock                                      in Treasury
                                    ---------------------                             --------------------



                                                           Additional
                                    Number of                Paid-in    Accumulated
                                     Shares      Amount      Capital      Deficit      Shares      Cost
                                    ---------  ----------  -----------  ------------  --------  ----------
Balance at June 30, 1992
                                     $982,498  $4,912,490    $814,914    (2,600,547)  $13,500    (122,200)
Net loss for the year ended June            -           -           -      (455,122)        -           -
 30, 1993
Unrealized holding gains on
 securities available for sale              -           -           -             -         -           -
                                     --------  ----------    --------   -----------   -------   ---------
Balance at June 30, 1993              982,498   4,912,490     814,914    (3,055,669)   13,500    (122,200)
Net loss for the year ended June            -           -           -      (898,809)        -           -
 30, 1994
Unrealized holding losses on
 securities available for sale              -           -           -             -         -           -
Issuance of treasury stock                  -           -      (2,716)            -      (300)      2,716
                                     --------  ----------    --------   -----------   -------   ---------
Balance at June 30, 1994             $982,498  $4,912,490    $812,198   ($3,954,478)  $13,200   ($119,484)
                                     ========  ==========    ========   ===========   =======   =========


                                   Unrealized
                                   holding gains
                                   (losses) on
                                   Securities                      Total
                                   available for           Shareholder's
                                   Sale                          Equity
                                   ------------            -------------
Balance at June 30, 1992
                                             -              $3,004,657
Net loss for the year ended June             -                (455,122)
 30, 1993
Unrealized holding gains on
 securities available for sale         185,159                 185,159
                                     ---------              ----------
Balance at June 30, 1993               185,159               2,734,694
Net loss for the year ended June             -                (898,809)
 30, 1994
Unrealized holding losses on
 securities available for sale        (291,061)               (291,061)
Issuance of treasury stock                   -                       -
                                     ---------              ----------
Balance at June 30, 1994             ($105,902)             $1,544,824
                                     =========              ==========




                See accompanying notes to financial statements.

                       FAMILY FIRST FEDERAL SAVINGS BANK
                            Statements of Cash Flows
                       Years ended June 30, 1994 and 1993

                                                                                   1994           1993
                                                                               -------------  ------------
Cash flows from operating activities:
     Net loss                                                                     ($898,809)    ($455,122)
                                                                               ------------   -----------
     Adjustments to reconcile net loss to net cash
        (used in) provided by operating activities:
          Depreciation and amortization                                             112,963       123,868
          Amortization of premiums, net of accretion of discounts on
             securities available for sale                                           26,878             -
          Amortization of premiums, net of accretion of discounts on
             securities held to maturity                                             84,886        82,529
          Provision for loan losses                                                  89,000       215,000
          Provision for losses on other real estate                                 525,830        79,000
          Net gain on sale of investment securities                                       -        (3,719)
          Gain on sale of mortgage-backed securities                                      -       (43,718)
          Loss on sale of real estate owned                                         (10,160)       (3,315)
          Loss (gain) on sale of loans                                               16,581       (83,545)
          Loans originated for sale                                                (541,500)   (3,418,550)
          Proceeds from sales of loans                                              546,226     3,607,095
          Changes in assets and liabilities:
              (Increase) decrease in accrued interest receivable and
                 other assets, net                                                 (115,064)      135,937
              (Decrease) increase in accrued expenses and other liabilities
                 and advance payments by borrowers for taxes and insurance          (39,906)        4,468
                                                                               ------------   -----------
Total adjustments                                                                   695,734       695,050
                                                                               ------------   -----------
              Net cash (used in) provided by operating activities                  (203,075)      239,928
                                                                               ------------   -----------

Cash flows from investing activities:
     Net decrease in loans receivable                                             3,209,548     3,566,771
     Purchases of mortgage-backed securities                                     (2,557,210)   (2,854,867)
     Purchase of securities available for sale                                   (8,958,399)            -
     Principal payments on mortgage-backed securities available for sale            601,474             -
     Principal payments on mortgage-backed securities held to maturity            2,102,813     1,292,321
     Proceeds from sales of mortgage-backed securities                                    -       780,321
     Purchases of investment securities                                          (1,178,286)   (3,885,068)
     Proceeds from sales of investment securities                                         -       514,375
     Proceeds from maturities of investment securities and time deposits          1,219,377     6,948,000
     Proceeds from sales of real estate owned                                       457,892       205,883
     Disposal to office properties and equipment, net                                38,691         9,712
                                                                               ------------   -----------
           Net cash (used in) provided by investing activities                   (5,064,100)    6,577,448
                                                                               ------------   ------------
Cash flows from financing activities - net increase
    (decrease) in deposits                                                     $  6,386,252   $ 6,316,033
                                                                               ------------   -----------
            Net (decrease) increase in cash and cash equivalents                 (1,109,077)      501,343
Cash and cash equivalents at beginning of year                                    3,758,510     3,257,167
                                                                               ------------   -----------
Cash and cash equivalents at end of year                                       $  4,867,587   $ 3,758,510
                                                                               ============   ===========
Cash paid during the year for:
     Interest                                                                  $  1,693,230   $ 2,137,036
                                                                               ============   ===========
     Income taxes                                                              $          -   $         -
                                                                               ============   ===========

Supplemental schedule of noncash investing and financing activities:
     Real estate acquired in settlement of loans, net                          $          -   $   198,052
     Transfer of investment and mortgage-backed securities to
        securities available for sale                                                     -     3,568,368
     Transfer of investment and mortgage-backed securities
        to held to maturity                                                     10, 908,431             -
     Change in unrealized holding gains on securities available
        for sale                                                                   (291,061)      185,159
                                                                               ============   ===========

                 See accompanying notes to financial statements

                       FAMILY FIRST FEDERAL SAVINGS BANK
                         Notes to Financial Statements
                             June 30, 1994 and 1993


(1)  REGULATORY MATTERS AND GOING CONCERN
     ------------------------------------

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) was signed into law on August 9, 1989 and the regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the Federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non-investment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

     The regulations require institutions to have a minimum regulatory tangible capital ratio equal to 1.5% of adjusted tangible assets, a minimum 3% core capital ratio and an 8% risk-based capital ratio. The Office of Thrift Supervision (OTS) has proposed an amendment to the capital regulations which, if passed, would most likely increase Family First Federal Savings Bank's (the Bank) core capital requirement to a level greater than 3%. Because of the financial condition of the Bank, the OTS has imposed a 4% minimum capital requirement on the Bank. In September 1993, the OTS issued a final rule which requires that an amount be added to an institution's risk-based capital requirement equal to 50% of the decline in market value of portfolio equity (MVPE) that exceeds 2% of the institution's assets under a hypothetical 200 basis point shift in interest rates. MVPE is defined as the market value of assets, less the market value of liabilities, plus or minus the market value of off-balance-sheet items.

     At June 30, 1994, the Bank is not in compliance with minimum regulatory requirements for core and risk-based capital.

     The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

     The prompt corrective action regulations defined specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with the OTS, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by the OTS or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it is generally placed in receivership or conservatorship within 90 days. The Bank is considered "significantly undercapitalized" under the defined categories of FDICIA. In addition, for the years ended June 30, 1994 and 1993, the Bank has incurred operating losses of $898,809 and $455,122, respectively.

     The Bank and the OTS entered into a consent order (the Order) effective June 3, 1991. The Order required, among other things, that the Bank monitor the allowance for loan losses on at least a quarterly basis, monitor its liquidity and submit a business plan outlining specific goals and targets for future operations. The Order restricted the types and amounts of loans that could be originated or purchased without prior written notice of non-objection from the OTS, and the Order prohibited the Bank from growing beyond the level of total assets as of March 31, 1991.

     On August 28, 1991, as a result of failing to meet the minimum regulatory capital requirements on June 30, 1991, the OTS issued a Capital Directive (the Directive) which required the Bank to submit a capital plan outlining the plans for attaining the required levels of capital, which was submitted on August 29, 1991. The capital plan relied on the sale of common stock under a private placement offering circular to return to compliance. In addition, the Directive imposed a second growth restriction prohibiting the levels of total assets from growing in excess of the levels at June 30, 1991.

     Effective August 1, 1991, the Bank issued and filed a private placement offering circular under which the Bank solicited subscriptions for a minimum of 200,000 shares and a maximum of 750,000 shares of common stock at $10 per share. The directors of the Bank had subscribed to purchase the minimum number of shares. On September 30, 1991, the Bank received proceeds of $1,965,000, net of offering costs, from the sale of the minimum offering as permitted in the offering circular. As reported by the Bank in its Thrift Financial Report at September 30, 1991, the sale of the 200,000 shares resulted in the Bank meeting all regulatory capital requirements at that date. Since the capital requirements were met, the Bank formally requested that the OTS terminate the Directive. On June 3, 1992, the OTS rescinded some of the provisions of this Directive.

     On July 7, 1993, the OTS issued Consent Orders to the Bank's former Chairman of the Board and his law partner, the former Chairman's law firm and one of the Bank's directors. As a result of such Consent Orders, they have resigned. A Consent Order was subsequently issued to the Bank's then President limiting certain of his activities with the Bank.

     In October 1993, the OTS issued a Consent Order which generally incorporated and replaced all of the provisions of the June 1991 Consent Order and also required the Bank to replace certain of its executive officers and directors.

     On August 16, 1994, the OTS issued a Corrective Action Directive (the Directive) against the Bank. Under the terms of the Directive, the Bank is subject to a number of restrictions, prohibitions, and affirmative actions, including restrictions on interest rates paid on deposits and limits on compensation.

     On August 15, 1994, the Bank submitted a revised capital plan to the OTS. The revised capital plan provides for a merger of the Bank with and into the bank subsidiary (the subsidiary) of Great Falls Bancorp, Totowa, New Jersey (Great Falls) as the Bank's primary plan for capital restoration. On August 31, 1994, the Bank entered into an agreement with Great Falls under which Great Falls will acquire 100% of the outstanding stock of the Bank. The Bank's two offices will become branch offices of the subsidiary.

     The stock of the Bank will be purchased for a combination of common stock and cash. The agreement calls for Great Falls to pay $1.85, plus 133% of profits or less 100% of losses of a specific period for each share of the Bank's stock.

     The merger is subject to shareholder and regulatory approval. Management expects the transaction to be consummated during the first calendar quarter of 1995.

     Failure to meet the capital requirements exposes the Bank to possible regulatory sanctions, including restrictions on operations and growth, mandatory asset dispositions and regulatory takeover. These matters raise substantial doubt about the ability of the Bank to continue as a going concern. The ability of the Bank to continue as a going concern is dependent upon many factors, including the consummation of the proposed merger and regulatory action. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     The Bank provides a full range of banking services to individual and corporate customers in New Jersey. The Bank is subject to competition from other financial institutions and to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities.

     The following are the significant accounting policies which were followed in preparing and presenting these financial statements.

     (a) Basis of Financial Statement Presentation
         -----------------------------------------

         The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the periods. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, management generally obtains independent appraisals for significant properties.

         A substantial portion of the Bank's loans are secured by northern and central New Jersey real estate, a market which has weakened in recent years. In addition, other real estate is located in that same market. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount of other real estate are susceptible to changes in market conditions.

     (b) Allowance for Loan Losses
         -------------------------

         A provision for loan losses is charged to operations based on management's evaluation of the potential losses in its portfolio. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral, economic conditions and other matters which warrant consideration.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     (c) Nonaccrual Policy
         -----------------

         Loans are generally placed on nonaccrual status when they become delinquent 90 days or more as to principal or interest, or when other factors indicate collection of principal or interest is doubtful. Revenue accrued but not collected on nonaccrual loans is reversed. Interest income on these loans is recognized only to the extent payments are subsequently received.

     (d) Loan Origination Fees and Costs
         -------------------------------

         Loan origination fees and certain direct loan origination costs are deferred and amortized into income over the lives of the related loans as an adjustment to the related loan yields.

     (e) Loans Held for Sale
         -------------------

         Loans held for sale are carried at the lower of cost or market, using the aggregate method.

     (f) Investment Securities
         ---------------------

         Investment securities include securities purchased with the intent to hold until maturity. Investment securities are stated at cost and adjusted for accretion of discounts and amortization of premiums.

         The Bank, as a member of the Federal Home Loan Bank of New York (FHLB), is required to hold shares of capital stock in the FHLB in an amount equal to 1% of the outstanding balance of residential mortgage loans and similar obligations or 5% of its outstanding advances from the FHLB, whichever is greater.

     (g) Mortgage-backed Securities
         --------------------------

         Mortgage-backed securities, other than those available for sale, are carried at unpaid principal balances adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the level-yield method over the remaining period before the contractual maturity, adjusted for prepayments.

         Gains and losses on the sales of mortgage-backed securities are determined using the specific identification method.

     (h) Securities Available for Sale
         -----------------------------

         As of June 30, 1993, securities available for sale are accounted for in conformity with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires that securities available for sale be accounted for at fair value with the difference between the amortized cost and fair value shown as an adjustment to shareholders' equity. Prior to adoption of SFAS 115, securities available for sale were carried at the lower of cost or market using the aggregate method, and any depreciation in the portfolio was charged to operations.

         Securities available for sale include mortgage-backed securities and other securities held to manage interest rate risk and liquidity positions. These securities are not purchased to realize short-term trading profits or to be held to maturity. Securities classified as available for sale are carried at fair value using the aggregate method. Gains and losses upon sale are realized on the basis of specific identification.

     (i)  Other Real Estate
          -----------------

          When properties are acquired through foreclosure, in-substance foreclosure, or by deed in lieu of foreclosure, they are transferred at estimated fair value, and any required write-downs are charged to the allowance for loan losses. Subsequently, such properties are carried at the lower of the adjusted cost or fair value less estimated selling costs. Estimated fair value of the property is generally based on an appraisal. The Bank maintains an allowance for other real estate losses for subsequent declines in estimated fair value. Expenses of holding foreclosed properties, net of rental or other income, are charged to operations as incurred.

     (j)  Office Properties and Equipment
          -------------------------------

          Depreciation of office properties and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets, not to exceed ten years. Amortization of leasehold improvements is accumulated on a straight-line basis over the terms of the respective leases or the estimated useful lives of the assets, whichever are shorter.

     (k)  Statement of Cash Flows
          -----------------------

          For purposes of the statements of cash flows, cash and cash equivalents include cash and overnight Federal funds sold.

     (l)  Loss Per Share
          --------------

          Loss per share has been computed on the basis of the weighted average number of shares of common stock outstanding. The weighted average number of shares outstanding was 969,253 and 968,998 for the years ended June 30, 1994 and 1993, respectively.

     (m)  Income Taxes
          ------------

          In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), which supersedes Opinion No. 11 of the Accounting Principles Board (APB No. 11). SFAS 109 requires a change from the deferred method of accounting for income taxes under APB No. 11 to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Effective July 1, 1993, the Bank prospectively adopted SFAS 109, and there was no cumulative effect of adopting SFAS 109.

          Prior to July 1, 1993, the Bank made income tax provisions on a current and deferred basis under APB No. 11.

     (n)  Reclassifications
          -----------------

          Certain reclassifications have been made in the 1993 financial statements to conform to the classifications used in 1994.

 (3) LOANS RECEIVABLE, NET
     ---------------------

 Loans receivable, net at June 30, 1994 and 1993 is summarized as follows:

                                     1994         1993
                                  -----------  -----------


Mortgage loans - conventional     $ 9,538,414  $23,388,089
Home equity loans                   1,021,527    1,043,385
Loans secured by deposits           1,582,668    1,389,275
Commercial loans                    4,431,750    3,772,990
Consumer and other loans            1,393,603    1,607,754
                                  -----------  -----------
                                   27,967,962   31,201,493

Less:
     Allowance for loan losses      1,277,338    1,291,971
     Deferred loan fees                30,457       49,639
                                  -----------  -----------
                                  $26,660,167  $29,859,883
                                  ===========  ===========


 The following is an analysis of the allowance for loan losses for the years ended June 30, 1994 and 1993:


                                      1994         1993
                                   -----------  -----------

Balance at beginning of year       $1,291,971   $1,424,729
Provision charged to operations        89,000      215,000
Charge-offs net of recoveries        (103,633)    (347,758)
                                   ----------   ----------
Balance at end of year             $1,277,338   $1,291,971
                                   ==========   ==========


 The Bank is a party to transactions with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers.
 These transactions consist of commitments to extend credit. These transactions involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying statements of financial condition.

 The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but primarily includes residential properties. Outstanding loan commitments at June 30, 1994 and 1993 approximated $1,215,420 and $723,775, respectively. In addition, at June 30, 1994 and 1993, the Bank had outstanding approximately $607,976 and $568,995, respectively, of commitments under lines of credit for home equity loans. At June 30, 1994 and 1993, the Bank had outstanding commitments of $95,058 and $559,240, respectively, under commercial lines of credit.

 At June 30, 1994 and 1993, loans serviced by the Bank for others amounted to approximately $3,535,855 and $3,874,000, respectively.

 The following is a comparative summary of nonaccrual loans, loans which are contractually past due 90 days or more as to interest or principal payments but have not been classified nonaccrual, and other real estate at June 30, 1994 and 1993:

                                          1994        1993
                                       ----------  ----------

     Nonaccrual loans                  $2,492,182  $3,394,013
     Loans past due 90 days or more       739,542     891,787
                                       ----------  ----------
        Total nonperforming loans       3,231,724   4,285,800
     Other real estate                  1,348,148   2,363,091
                                       ----------  ----------
        Total nonperforming assets     $4,579,872  $6,648,891
                                       ==========  ==========

 If total nonaccrual loans had been current in accordance with their original terms, total interest income would have increased by approximately $131,000, net of cash payments, for the year ended June 30, 1993. In 1994, cash payments received on nonaccrual loans exceeded forgone interest by approximately $5,000.

(4)  INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, NET
     ---------------------------------------------------------

     The following is a comparative summary of investment securities and mortgage-backed securities at June 30, 1994 and 1993:

                                                                    Gross         Gross
   1994:                                              Carrying    unrealized   unrealized      Market
                                                        value       gains        losses         value
                                                     -----------  ----------  -------------  -----------
   U.S. Government and agency
   obligations, net of premium and discount:
          Maturing in one year or less               $ 2,494,008    $ 16,443      ( $3,498)  $ 2,506,953
          Maturing in one to five years                6,720,816      11,529      (308,814)    6,423,531
          Maturing in five to ten years                3,866,026           -      (418,463)    3,447,563
          Maturing in more than ten years                479,463           -       (86,963)      392,500
                                                     -----------    --------  ------------   -----------
                                                      13,560,313      27,972      (817,738)   12,770,547
                                                     -----------    --------  ------------   -----------
   FHLB stock                                            244,300           -             -       244,300
                                                     -----------    --------  ------------   -----------
                                                      13,804,613      27,972      (817,738)   13,014,847
                                                     -----------    --------  ------------   -----------
   Mortgage-backed securities, net
      of premium and discount:
         FHLMC                                         2,908,375      12,706      (113,438)    2,807,643
         FNMA                                          3,261,097           -      (145,200)    3,115,897
         GNMA                                            443,475           -       (24,052)      419,423
                                                     -----------                             -----------
                                                       6,612,947      12,706      (282,690)    6,342,963
                                                     -----------    --------  ------------   -----------
   1993:                                             $20,417,560    $ 40,678   ($1,100,428)  $19,357,810
                                                     ===========    ========  ============   ===========

   U.S. Government and agency obligations, net of
      premium and discount:
          Maturing in one year or less               $   355,386    $  4,723  $          -   $   360,109
          Maturing in one to five years                3,720,454     139,389             -     3,859,843
          Maturing in five to ten years                  250,033       3,405             -       253,438
                                                     -----------    --------  ------------   -----------
                                                       4,325,873     147,517             -     4,473,390
    FHLB stock                                           271,800           -             -       271,800
                                                     -----------    --------  ------------   -----------
                                                       4,597,673     147,517             -     4,745,190
                                                     -----------    --------  ------------   -----------
   Mortgage-backed securities, net of
      premium and discount:
          FHLMC                                        2,220,935      66,477             -     2,287,412
          FNMA                                         2,399,810      36,864        (7,147)    2,429,527
                                                     -----------    --------  ------------   -----------
                                                       4,620,745     103,341        (7,147)    4,716,939
                                                     -----------    --------  ------------   -----------

                                                     $ 9,218,418    $250,858       ($7,147)  $ 9,462,129
                                                     ===========    ========  ============   ===========

(4)  INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, NET, CONT.
     ----------------------------------------------------------------

     Gross gains of $47,437 on sales of investment and mortgage-backed securities were recognized for the year ended June 30, 1993.

(5)  SECURITIES AVAILABLE FOR SALE
     -----------------------------

     The Bank adopted SFAS 115 on June 30, 1993 and transferred certain investment and mortgage-backed securities from the held to maturity portfolio to the securities available for sale portfolio. SFAS 115 requires that securities available for sale be accounted for at fair value and the difference between the amortized cost and the fair value be shown as an adjustment to shareholders' equity.

     The securities available for sale at June 30, 1994 and 1993, by type of security and by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

     The following is a comparative summary of securities available for sale at June 30, 1994 and 1993:


                                                                Gross       Gross
                                                  Amortized   unrealized  unrealized     Fair
                                                     cost       gains       losses      value
                                                  ----------  ----------  ----------  ----------

1994  mortgage-backed securities,
   net of premium and discount:
       GNMA                                       $  596,399      16,776           -     613,175
       FHLMC                                         208,425       6,909           -     215,334
                                                  ----------    --------        ----  ----------
                                                     804,824      23,685           -  $  828,509
                                                  ==========    ========        ====  ==========

1993:
   U.S. Government and agency obligations, net
     of premium and discount:
       Maturing in one to five years               1,012,996      31,462         396   1,044,062
       Maturing in five to ten years                 760,075      32,271           2     792,344
                                                  ----------    --------        ----  ----------
                                                   1,773,071      63,733         398   1,836,406
                                                  ----------    --------        ----  ----------
Mortgage-backed securities, net of premium and
 discount:
       GNMA                                          996,347      78,216           -   1,074,563
       FHLMC                                         613,792      43,607           -     657,399
                                                  ----------    --------        ----  ----------
                                                   1,610,139     121,823           -   1,731,962
                                                  ----------    --------        ----  ----------

                                                  $3,383,210    $185,556        $398  $3,568,368
                                                  ==========    ========        ====  ==========


(6)  OFFICE PROPERTIES AND EQUIPMENT, NET
     ------------------------------------

  A summary of office properties and equipment, less accumulated depreciation and amortization, at June 30, 1994 and 1993 is as follows:



                                                1994         1993
                                             -----------  -----------
At cost:
    Furniture and equipment                  $   651,460  $  682,812
    Leasehold improvements                       265,824     383,896
                                             -----------
                                                 917,284   1,066,708
Less accumulated depreciation and                728,431     726,200
   amortization                              -----------  ----------

                                             $   188,853  $  340,508
                                             ===========  ==========

     Depreciation expense amounted to $112,963 and $126,107 for the years ended June 30, 1994 and 1993, respectively.

(7)  DEPOSITS
     -----------

     Deposit accounts by interest rate at June 30, 1994 and 1993 are summarized as follows:

                                                                                          1994                                 1993
                                                       ----------------------------------------------------------------------------
                                                         Stated rate        Amount           %    Stated rate        Amount       %
                                                         -----------   -----------  ----------   ------------   -----------  ------
Non-interest bearing accounts                                     - %  $ 6,138,431       11.45              -%  $ 6,422,368   13.60
NOW accounts                                                    2.50     9,259,823       17.28           3.00     5,112,425   10.83
Savings accounts                                          2.50 - 3.0    11,224,914       20.94    3.00 - 3.50     9,650,724   20.44
Club accounts                                                   3.50       229,387         .43           3.50       298,535    0.63
Money market accounts                                    2.65 - 2.80     3,357,855        6.27    3.00 - 3.30     3,502,972    7.42
Certificates of deposit                                  2.60 - 9.25    17,220,892       32.13   3.10 - 10.00    15,006,443   31.78
Jumbo certificates of
   deposit ($99,000 or more)                             2.95 - 5.10     6,136,755       11.45    3.25 - 9.00     7,198,338   15.24
                                                         ===========                             ============
Interest payable                                                            27,670         .05                       30,112    0.06
                                                                       -----------  ----------                  -----------  ------
                                                                       $53,595,727      100.00                  $47,221,917  100.00
                                                                       ===========  ==========                  ===========  ======
Contractual maturity of
   certificate accounts:
    Under 12 months                                                    $20,833,506                              $20,468,367
    12 months to 24 months                                               2,115,299                                1,298,980
    Over 24 months                                                         408,842                                  437,434
                                                                       -----------                              -----------
                                                                       $23,357,647                              $22,204,781
                                                                       ===========                              ===========

(7)  DEPOSITS, CONT.
     ---------------

  For the years ended June 30, 1994 and 1993, interest expense on deposits is composed of the following:

                                    1994        1993
                                 ----------  ----------

Savings and club deposits        $  342,697  $  338,904
Certificates of deposit             981,685   1,402,857
NOW and money market accounts       366,408     344,164
                                 ----------  ----------
                                 $1,690,790  $2,085,925
                                 ==========  ==========


(8)  BORROWINGS
     ----------

  The Bank has a line of credit arrangement with the Federal Home Loan Bank of New York in the amount of $2,951,700 expiring on June 15, 1995. The terms of the line of credit require the Bank to pledge collateral prior to borrowing against the line. There were no borrowings against the line of credit at June 30, 1994 or 1993.



(9)  INCOME TAXES
     ------------

     As discussed in note 2, the Bank prospectively adopted SFAS 109 as of July 1, 1993. Prior years' financial statements have not been restated to apply the provisions of SFAS 109. There was no cumulative effect of adopting SFAS 109.

     If certain conditions are met, the Bank, in determining taxable income, is allowed a special bad debt deduction based on specified experience formulas or a percentage of its taxable income before such deduction. The Bank used an experience formula for the year ended June 30, 1993 and intends to use the experience formula for the year ended June 30, 1994.

     Shareholders' equity at June 30, 1994 includes approximately $179,000 of financial statement bad debt provisions in excess of the amount allowable for tax purposes for which no tax benefit has been given.

     No income tax benefit has been recorded for the years ended June 30, 1994 and 1993 because of the absence of taxable income in the carryback period.

     The Bank has a net operating loss carryforward of approximately $1,723,000 expiring through 2008. The difference between the net operating loss carryforward for financial and tax reporting purposes results primarily from the effect of the reversal of interest income on nonaccrual loans and depreciation on office properties and equipment.

  The significant components of deferred tax assets and liabilities at June 30, 1994 are as follows:


Deferred tax assets:
     Deferred loan fees                                $    11,269
     Allowance for loan losses                             666,999
     Other valuation reserves                               86,476
     Federal net operating loss carry-forward              585,668
     Depreciation premises and equipment                     1,242
                                                       -----------
           Gross deferred tax assets                     1,351,654
                                                       -----------
Deferred tax liabilities:
     Tax bad debts reserve in excess of "base year"         19,385
     Discount accretion                                      6,995
     Depreciation of premises and equipment                 16,131
                                                       -----------
           Gross deferred tax liabilities                   42,511
                                                       -----------
           Net deferred tax asset                        1,309,143
Valuation reserve                                       (1,309,143)
                                                       -----------
           Net deferred taxes                          $         -
                                                       ===========



     At July 1, 1993, the valuation allowance for both Federal and state deferred tax assets was $1,070,000. This valuation allowance was necessary due to the absence of taxable income in the tax carryback period and projected earnings of the Bank.

     Except for the effects of the reversal of net deductible temporary differences, the Bank is not currently aware of any factors which would cause any significant differences between taxable income and pretax book income in future years. However, there can be no assurances that there will be no significant differences in the future between taxable income and pretax book income if circumstances change (such as, for example, changes in tax laws or the Bank's financial condition or performance). In order to fully realize the deferred tax asset, the Bank will need to generate future taxable income. Management believes it is more likely than not that the Bank will not realize the benefit of net deductible temporary differences. Management has projected that the Bank will not generate sufficient taxable income to currently utilize the deferred tax asset. There can be no assurance that the Bank will generate any earnings or any specific level of continuing earnings. A valuation allowance equal to the deferred tax asset has been established as a result of the above.

(10) OTHER OPERATING EXPENSES
     ------------------------

     Other operating expenses for the years ended June 30, 1994 and 1993 consist of the following:


                                                1994      1993
                                              --------  --------

        Data processing                         86,626    74,500
        Office supplies and printing costs      21,776    23,177
        Service charges and fees               134,604   130,674
        Telephone and postage                   36,886    39,212
        Other miscellaneous                     64,028    46,812
                                              --------  --------
                                              $343,920  $314,375
                                              ========  ========

(11)  RELATED-PARTY TRANSACTIONS
      --------------------------

      The Bank leases its main office building from a former member of the Board of Directors. The lease term is five years beginning November 1, 1985, with three successive five-year renewal options. The Bank has renewed its option on the lease for the period November 1, 1990 through October 31, 1995. Monthly payments are $8,238. A branch location is also leased from the same former director. The term on this branch is also five years with three successive five-year renewal options, beginning September 1, 1989. Monthly payments are $1,352. Future minimum payments under these leases are $115,081, $101,560 and $32,952 for the years ended June 30, 1994, 1995 and 1996, respectively.

      The former Chairman of the Board of Directors is a partner in a law firm which the Bank used as its corporate counsel prior to the Chairman's departure. The Chairman received a salary of $66,667 for the year ended June 30, 1993 in his capacity as chief executive officer. The salary is included in professional fees in the accompanying statement of operations for the year ended June 30, 1993. Legal fees to such law firm for the year ended June 30, 1993 totaled $165,753.

      The Bank has loans outstanding to directors and executive officers, including the former Chairman of the Board, and/or their associates totaling approximately $886,000 and $681,000 at June 30, 1994 and 1993, respectively. Substantially all loans to related parties are secured by either deposits or real estate, and no director or officer has unsecured loans outstanding in excess of $5,000. In addition, at June 30, 1994 and 1993, the Bank has loans outstanding to family members of a former director of the Bank totaling $250,000 and $2,248,467, respectively. Substantially all of these loans are secured by real estate.

      Deposits maintained by related parties totaled approximately $1,473,000 and $1,461,000 at June 30, 1994 and 1993, respectively.

                          Family First Federal Savings Bank
                                Statement of Condition
                   Dollars in Thousands, Except for Per Share Data
                                     (Unaudited)
                                                             March 31,   December 31,
                                                                1995         1994
                                                             ----------  -------------
ASSETS
Cash                                                           $ 2,865        $ 6,655
Federal funds sold                                               1,000          3,500
                                                               -------        -------
     Total cash and cash equivalents                             3,865         10,155
Time deposits and certificate of deposits                          290            383
Investment securities at amortized cost                         12,240         12,836
Mortgage backed securities, net                                  5,984          7,912
Loans receivable, net                                           25,954         25,191
Accrued interest receivable                                        413            423
Other real estate                                                1,559          1,739
Office properties and equipment, net                               120            213
Other assets                                                       112            163
                                                               -------        -------
Total assets                                                   $50,537        $59,015
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Deposits                                                     6,439          5,357
        Demand deposits non-interest bearing                     7,963         14,147
        Demand deposits interest bearing                         8,411         11,634
        Savings deposits                                        25,618         25,509
        Time deposits                                          -------        -------

Total deposits                                                  48,431         56,647
    Advance payments by borrowers for taxes and insurance            -              -
    Accrued expenses and other liabilities                         550            527
                                                               -------        -------
Total liabilities                                               48,981         57,174
Shareholders' equity
    Common stock, $5 par value. Authorized 2,000,000
      shares; issued 982,498 shares                              4,912          4,912
    Additional paid-in-capital                                     824            824
    Accumulated deficit                                         (3,933)        (3,712)
    Net unrealized holding (losses) gains on securities           (128)           (61)
      available for sale                                          (119)          (122)
    Treasury stock                                             -------        -------

           Total shareholders' equity                            1,556          1,841
Total liabilities and shareholders' equity                     $50,537        $59,015
                                                               =======        =======

                        Family First Federal Savings Bank
                             Statement of Operations
                    Nine Months ended March 31, 1995 and 1994
                 Dollars in Thousands, Except for Per Share Data
                                   (Unaudited)
                                                                  1995      1994
                                                                 -------  --------
Interest income:
    Mortgage loans                                               $1,310    $1,191
    Commercial loans                                                239       174
    Other loans                                                     156       244
    Investment securities                                           707       670
    Mortgage backed securities                                      315       364
                                                                 ------    ------
          Total interest income                                   2,727     2,643
Interest expense                                                  1,209     1,289
                                                                 ------    ------
          Net interest income before provision of loan losses     1,518     1,354
Provision for loan losses                                            19         -
                                                                 ------    ------
          Net interest income after provision of loan losses      1,499     1,354
Other (expense) income:
    Service charges                                                 139       183
    Other non-interest income                                        61        50
    Net gain on sale of securities                                   15         -
    Net (loss) gain on sale of loans                                 (8)     (383)
                                                                 ------    ------
                                                                    207      (150)
Operating expenses:
    Compensation, payroll taxes and benefits                        591       611
    Occupancy expense                                               236       271
    Professional fees                                               312       373
    Advertising and business promotion                                6        17
    Net cost of operating real estate owned                          60        75
    Deposit insurance premiums                                      144       130
    Other operating expenses                                        324       317
                                                                 ------    ------
          Total operating expenses                                1,673     1,794
                                                                 ------    ------
          Net income (loss) before extraordinary items               33      (590)
    Extraordinary items, net                                          -       (57)
                                                                 ------    ------
                                                                 $   33     ($647)
                                                                 ======    ======
Loss per common share:
    Weighted average shares outstanding                             969       969
    Net loss                                                      $0.03    $(0.61)
                                                                 ======    ======

                               Family First Federal Savings Bank
                                    Statement of Cash Flows
                           Nine Months ended March 31, 1995 and 1994
                        Dollars in Thousands, Except for Per Share Data
                                          (Unaudited)
                                                                                1995      1994
                                                                              --------  --------

Cash flows from operating activities:
     Net Income (loss)                                                        $    33     ($647)
     Adjustments to reconcile net income (loss) to net cash
       (used in) provided by operating activities:
          Depreciation and amortization                                            68        88
          Amortization of premiums, net of accretion of discounts                  53        87
          Provision for loan losses                                                19         -
          Provision for losses on real estate owned                                 -       400
          Gain on sale of mortgage backed securities, available for sale          (15)        -
          Gain on sale of loans                                                    (5)      (17)
          Loss on sale of real estate owned                                         8         -
          Changes in assets and liabilities;
             (Increases) decreases in accrued interest receivable and
               other assets, net                                                  119       (36)
             (Decreases) increases in other liabilities                           350       358
                Total adjustments                                             -------   -------

                Net cash provided by operations                                   597       881
                                                                              -------   -------

                                                                                  630       234
Cash flows from investing activities:
     Net (increase) decrease in loans receivable                                  529     4,669
     Net (increase) decrease in investment securities                           3,043    (8,200)
     Proceeds from sale of real estate owned                                      128       212
     Purchase of senior liens on real estate owned properties                    (169)        -
     Disposal of office properties, net                                             1        57
                                                                              -------   -------
          Net cash provided by (used in) investing activities                   3,532    (3,262)
                                                                              -------   -------
Cash flows from financing activities - net (decrease) increase in deposits     (5,164)    9,425
                                                                              -------   -------
          Net increase (decrease) in cash and due from banks                   (1,002)    6,397
Cash and due from banks at beginning of period                                  4,868     3,759
                                                                              -------   -------
Cash and due from banks at end of period                                      $ 3,865   $10,155
                                                                              =======   =======

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                                  (UNAUDITED)
                              DOLLARS IN THOUSANDS
                              AS OF MARCH 31, 1995

                                     HISTORICAL    HISTORICAL     PRO FORMA         PRO FORMA
ASSETS                                   GFB      FAMILY FIRST   ADJUSTMENTS         COMBINED
- ------                               -----------  -------------  ------------       ----------
Cash and Due From Banks                $  6,881        $ 4,155      $    (29)  (a)   $ 11,077
Securities:
    Available for Sale                   25,064              -        18,224           41,797
                                                                      (1,491)  (c)
    Held to Maturity                     20,406         18,224       (18,224)          20,406
Loans, net of allowance
    for possible loan losses             54,973         25,954           129   (d)     81,056
Accrued Interest Receivable                 970            413             -            1,383
Premises and Equipment, net                 629            120             -              749
Other Real Estate, net                      559          1,559             -            2,118
Excess of Cost over Fair Value
     of Assets Acquired                       -              -           826   (h)        826
Other Assets                              1,587            112           900   (f)      2,599
                                       --------        -------      --------         --------
TOTAL ASSETS                           $111,069        $50,537      $    335         $161,941
                                       ========        =======      ========         ========

LIABILITIES
- -----------
Deposits:
     Demand                            $ 40,605        $14,402             -         $ 55,007
     Savings                             17,438          8,411             -           25,849
     Time                                34,761         25,618           (62)  (e)     60,317
                                       --------        -------      --------         --------
          Total Deposits                 92,804         48,431                        141,173
Other Liabilities                         4,227            550           150   (g)      4,927
Subordinated Debentures                   4,966              -             -            4,966
                                       --------        -------      --------         --------
TOTAL LIABILITIES                       101,997         48,981            88          151,066
                                       --------        -------      --------         --------

STOCKHOLDERS' EQUITY
- --------------------
Common Stock                                816          4,912        (4,912)  (b)        973
                                                                         157   (i)
Additional Paid-In Capital                7,314            824          (824)  (b)      8,960
                                                                       1,646   (i)
Retained Earnings (Deficit)               1,064         (3,933)        3,933   (b)      1,064
Net Unrealized Holding Losses
    Securities Available for Sale          (122)          (128)          128   (b)       (122)
Treasury Stock                                -           (119)          119   (b)          -
                                       --------        -------      --------         --------
TOTAL SHAREHOLDERS' EQUITY                9,072          1,556           247           10,875
                                       --------        -------      --------         --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $111,069        $50,537      $    335         $161,941
                                       ========        =======      ========         ========

  See accompanying notes to pro forma combined condensed financial statements

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                                  (UNAUDITED)
                DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA
                   FOR THE THREE MONTHS ENDING MARCH 31, 1995

                                       HISTORICAL   HISTORICAL     PRO FORMA         PRO FORMA
                                          GFB      FAMILY FIRST   ADJUSTMENTS        COMBINED
                                       ----------  -------------  ------------       ---------

                                         $  2,035      $    894         $   -         $  2,929
Total interest income

Total interest expense                        754           424             -            1,178
                                         --------      --------                       --------

Net interest income                         1,281           470             -            1,751

Provision for possible loan                    60            19             -               79
  losses                                 --------      --------         -----         --------


Net interest income after provision
 for possible loan losses                   1,221           451             -            1,672


Other income                                  116            69             -              185

Other expenses                                930           531            30   (j)      1,491
                                         --------      --------         -----         --------

Income before income taxes                    407           (11)          (30)             366

Provision for income taxes                    150             -          (150)  (k)        123
                                                                          123   (k)
                                         --------      --------         -----         --------

     NET INCOME (LOSS)                   $    257          ($11)          ($3)        $    243
                                         ========      ========         =====         ========

Weighted Average Shares
   Outstanding                            816,190       969,028             -          972,995

   Net Income (Loss) Per Share              $0.31        $(0.01)            -            $0.25




  See accompanying notes to pro forma combined condensed financial statements

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                                  (UNAUDITED)
                DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1994


                                       HISTORICAL   HISTORICAL     PRO FORMA         PRO FORMA
                                          GFB      FAMILY FIRST   ADJUSTMENTS        COMBINED
                                       ----------  -------------  ------------       ---------

Total interest income                    $  7,002      $  3,601         $   -         $ 10,603

Total interest expense                      2,448         1,610             -            4,058
                                         --------      --------                       --------

Net interest income                         4,554         1,991             -            6,545

Provision for possible loan losses            130            89             -              219
                                         --------      --------         -----         --------

Net interest income after provision
 for possible loan losses
                                            4,424         1,902             -            6,326


Other income                                  398           247             -              645

Other expenses                              3,320         2,867           118   (j)      6,305
                                         --------      --------         -----         --------

Income before income taxes                  1,502          (718)         (118)             666

Provision for income taxes                    536             -          (536)  (k)        188
                                                                          188   (k)
                                         --------      --------         -----         --------

     NET INCOME (LOSS)                   $    966         ($718)        $ 230         $    478
                                         ========      ========         =====         ========

Weighted Average Shares
   Outstanding                            805,273       969,298             -          962,078

   Net Income (Loss) Per Share              $1.20        $(0.74)            -            $0.50




  See accompanying notes to pro forma combined condensed financial statements

NOTE 1
- ------

The pro forma combined condensed unaudited financial statements reflect the following assumptions:

  A merger (the "Merger") between Great Falls Bank, the subsidiary of Great Falls Bancorp ("GFB"), and Family First Federal Savings Bank ("Family First") was consummated on April 7, 1995, whereby GFB exchanged newly issued shares of common stock of GFB ("GFB" Stock") to the shareholders of Family First for their shares of common stock of Family First ("Family First Stock") based upon a conversion ration of 0.1643 to 1 ("Conversion Rate"). The transaction would be accounted for using the purchase method of accounting.

  The Conversion Rate was based on the actual rate used upon consummation of the transaction on April 7, 1995. This rate is computed using the value of Family First Stock, based upon a formula specified in the Merger Agreement, or $1.89 divided by $11.50.

  Utilizing the Conversion Rate and the actual number of shareholders holding the outstanding Family First Stock who elected to receive GFB Stock rather than cash upon consummation of the transaction on April 7, 1995, the Merger would have resulted in the issuance of 156,805 shares of GFB Stock.



NOTE 2
- ------

In order to determine the fair value of Family First's assets acquired and liabilities assumed under purchase accounting, certain methods and assumptions were considered. The more significant methods used in assigning amounts were as follows:

  Fair value of securities was determined by reference to quoted market prices.

  Loans and other receivables were based on the present values of amounts to be received determined at appropriate current interest rates.

  Deposits and other liabilities were based on the present value of amounts to be paid determined at appropriate current interest rates, less allowance for uncollectibility and collection cost, if necessary.

  The excess of the cost of Family First over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed was recorded as goodwill which will be amortized over a period of seven years, the estimated average life of the deposit base acquired from Family First.

 The following table summarizes the purchase transaction of Family First as reflected in the accompanying Pro Forma Combined Condensed Unaudited Statement of Condition as of March 31, 1995;

Exchange of Family First stock for GFB stock:
  Shares of Family First to exchange                              954,103
  Estimated per share price of Family First stock (Note 1)          $1.89
                                                              -----------
  Estimated fair value (Note 3)                               $ 1,803,255
  Divided by the cost of GFB shares                                $11.50
                                                              -----------
  Shares of GFB exchanged for Family First stock                  156,805

  Shares exchanged for cash                                        15,195
                                                              ===========
  Estimated per share price of Family First stock                   $1.89
                                                              -----------
  Estimated cash paid for the exchange of stock               $    28,719   (a)
  Cost of the acquisition                                         150,000   (g)
                                                              -----------
  Total Purchase Price, including related costs                 1,981,974

  Total Shareholders' Equity of Family First                  $ 1,556,000   (b)

  Fair value adjustments -
    Investments                                                (1,491,000)  (c)
    Loans                                                        (129,000)  (d)
    Excess of book value over fair value of deposits               62,000   (e)
  Recognition of deferred tax asset                               500,000   (f)
  Recognition of net operating loss carryforward                  400,000   (f)
                                                              -----------
  Adjusted Shareholders' Equity of Family First                 1,156,000

Excess of cost over fair value of assets acquired             $   825,974   (h)
                                                              ===========

NOTE 3
- ------

Issuance of shares of GFB Stock at $11.50 per share:

Common stock, $1 par value                                    $   156,805   (i)
Additional Paid-In Capital(i)                                   1,646,450   (i)
                                                              -----------
    Total increase in capital                                 $ 1,803,255
                                                              ===========



NOTE 4
- ------

The following is a summary of the adjustments required to the pro forma combined condensed unaudited statements of income assuming the adjustments above were made as of the beginning of the periods presented.

 (j) To reflect amortization of the excess of cost over fair value of net assets acquired (see Note 2, item (h), above) over a seven-year period.
 (l) To eliminate prior provisions and reflect anticipated tax on a pro forma basis utilizing the established asset related to the net operating loss carryforward (limited to approximately $110,000 per year).

                                 EXHIBIT INDEX


  The document listed below is being filed as an Exhibit to the within amended report on Form 8-K.


       Exhibit Number                   Title
       --------------                   -----

       23.1                             Consent of KPMG
                                        Peat Marwick LLP